Exhibit 99.1

Valentis Completes Capital Restructuring

BURLINGAME, CA, January 24, 2003—Valentis, Inc. (Nasdaq: VLTS) announced today that it received stockholder approval for its proposed capital restructuring and that the restructuring activities have been completed. Specifically, the Company has effected the conversion of all outstanding shares of its Series A Convertible Redeemable Preferred Stock into Common Stock and, immediately thereafter, a reverse stock split of its Common Stock at a ratio of one-for-thirty.

The conversion and reverse stock split were approved by the holders of the Company’s Common Stock at the Company’s Annual Meeting of Stockholders held on January 23, 2003. At the Annual Meeting, the stockholders approved the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which provided for the following: (i) an increase in the authorized shares of Common Stock from 65 million to 190 million; (ii) the elimination of all redemption rights of the Series A Preferred Stock; (iii) an adjustment of the conversion price of the Series A Preferred Stock from $9.00 to $0.242; (iv) the automatic conversion into Common Stock of all outstanding shares of Series A Preferred Stock (plus accrued and unpaid dividends and arrearage interest on unpaid dividends) at 5:00 p.m. EST on the filing date of the Restated Certificate; and (v) a reverse stock split of the Company’s outstanding Common Stock at 5:01 p.m. EST on the filing date of the Restated Certificate, in the range of 1:5 to 1:40, as determined at the discretion of the Board of Directors of the Company. The Restated Certificate was previously approved by Company’s Board of Directors and the holders of the Company’s Series A Preferred Stock.

The Company filed the Restated Certificate this morning, and the conversion of Series A Preferred Stock and the reverse stock split occurred today at 5:00 p.m. EST and 5:01 p.m., respectively. As a result of the conversion of the Series A Preferred Stock (and the payment of accrued and unpaid dividends and arrearage interest on unpaid dividends), the Company issued 129,759,051 shares of Common Stock. As a result of the reverse stock split, each outstanding share of Common Stock automatically converted into one-thirtieth of a share of Common Stock, respectively, thereby reducing the number of shares of Common Stock outstanding from approximately 166.7 million to 5.6 million. In lieu of fractional shares of Common Stock, stockholders will receive a cash payment based on the closing price of the Common Stock on January 23, 2002 of $0.18 per share. The par value of the Common Stock remains at $.001, and the number of authorized shares of Common Stock remains at 190 million.

The Company’s Common Stock will begin trading on a split-adjusted basis when the market opens on January 27, 2003, with the interim ticker symbol “VLTSD.” After twenty trading days, the Company expects that the “D” designation (signifying the reverse stock split) will be removed, and its ticker symbol will revert to “VLTS.” The Company’s transfer agent, Equiserve, L.P., will mail instructions to stockholders of record regarding the exchange of certificates for Common Stock.

Additional business transacted at the Annual Meeting included the election of Patrick Enright and Alan Mendelson to the Company’s Board of Directors and the ratification of the selection of Ernst & Young as the Company’s auditors for the current fiscal year.

Valentis is converting biologic discoveries into innovative products. Valentis has three product platforms for the development of novel therapeutics: the gene medicine, GeneSwitch(R) and DNA vaccine platforms. The gene medicine platform includes a comprehensive array of proprietary nucleic acid delivery systems, including a broad cationic lipid portfolio from which appropriate formulations and modalities may be selected and tailored to fit selected genes, indications, and target tissues. The del-1 gene medicine therapeutic which is the lead product for the gene medicine platform of non-viral gene delivery technologies. Del-1 is an angiogenesis gene that is being developed for peripheral arterial disease and ischemic heart disease. The EpoSwitch(TM) therapeutic for anemia is the lead product for the GeneSwitch(R) platform and is being developed to allow control of erythropoietin protein production from an injected gene by an orally administered drug. The Company has developed synthetic vaccine delivery systems based on several classes of polymers and proprietary PINC(TM) polymer-based delivery technologies for intramuscular administration provide for higher and more consistent levels of antigen production. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended September 30, 2002, each as filed with the Securities and Exchange Commission.